As filed with the Securities and Exchange Commission on April 29, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TESORO LOGISTICS LP
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-4151603 (I.R.S. Employer Identification Number)
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
(Address of principal executive offices, including zip code)
Tesoro Logistics LP
2011 Long-Term Incentive Plan
(Full title of the plan)
Charles S. Parrish
Vice President, General Counsel and Secretary
Tesoro Logistics LP
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
(Name and address of agent for service)
(210) 626-4280
(Telephone number, including area code, of agent for service)
Copy to:
William N. Finnegan IV
Brett E. Braden
Latham & Watkins LLP
717 Texas Avenue, Suite 1600
Houston, Texas 77002
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered (1)	per share (2)	price (2)	fee
Common Units representing limited partner interests	750,000	$23.87	$17,902,500	$2,079

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Tesoro Logistics LP 2011 Long-Term Incentive Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act. The price for the 750,000 Common Units being registered hereby is based on a price of $23.87, which is the average of the high and low trading prices per Common Unit of Tesoro Logistics LP as reported by the New York Stock Exchange on April 28, 2011.

Opinion of Latham & Watkins LLP
Consent of Ernst & Young LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Tesoro Logistics GP, LLC (the “Company”) will send or give to all participants in the Tesoro Logistics LP 2011 Long-Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission, Tesoro Logistics LP (the “Registrant”) has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:
          (a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-171525) relating to the Registrant’s Registration Statement on Form S-1, filed with the Commission on April 21, 2011.
          (b) The Registrant’s Current Report on Form 8-K (File No. 001-35143) filed with the Commission on April 29, 2011.
          (c) The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35143) filed with the Commission on April 15, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers.
     Section 7.7 of the Registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless (1) the Company, as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any person who is or was an affiliate of the Company or a Departing GP, (4) any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of the Registrant or a subsidiary, the Company, any Departing GP or any of their affiliates, (5) any person who is or was serving at the request of the Company or a Departing GP or any affiliate of the Company or a Departing GP as an manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person; provided that a person is not an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (6) any person the Company designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to any limitations expressed in the Partnership Agreement) (each an “Indemnitee”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, in which any Indemnitee may be involved, or is threatened to be involved. Any indemnification described above will only be made out of the assets of the Registrant. Unless the Company otherwise agrees, in its sole discretion, the Company will not be personally liable for or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification.
     To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions. Section 7.7 of the Partnership Agreement also permits the Registrant to purchase and maintain insurance on behalf of the Company, its affiliates and any other person as the Company may determine in its discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.
     Under the Registrant’s omnibus agreement with the Company, Tesoro Corporation, Tesoro Alaska Company, Tesoro Refining and Marketing Company and certain of Tesoro Corporation’s other subsidiaries, Tesoro Alaska Company and Tesoro Refining and Marketing Company are required to indemnify the Registrant and its subsidiaries for certain claims, losses and expenses incurred by the Registrant attributable to, among other matters, certain environmental, title, tax and other liabilities relating to assets contributed by Tesoro Corporation and its subsidiaries to the Registrant, and the Registrant and its subsidiaries are required to indemnify Tesoro Corporation and its subsidiaries for certain claims, losses or expenses incurred by Tesoro Corporation or its subsidiaries attributable to the ownership and operation of the assets of the Registrant and its subsidiaries. In addition, the Company is required to indemnify Tesoro Refining and Marketing Company for any liabilities incurred by Tesoro Refining and Marketing Company in connection with the transfer of certain employees covered by existing collective bargaining agreements from Tesoro Refining and Marketing Company to the Company. The indemnification obligations of Tesoro Alaska Company, Tesoro Refining and Marketing Company and the Registrant are subject to certain limitations.
     Under the operational services agreement among the Company, certain subsidiaries of the Registrant (together with the Company, the “Logistics Entities”), Tesoro Alaska Company, Tesoro Refining and Marketing Company and Tesoro Companies, Inc. (collectively, the “Tesoro Entities”), the Logistics Entities are required to indemnify the Tesoro Entities for certain claims, losses and expenses incurred by the Tesoro Entities, and the Tesoro Entities are required to indemnify the Logistics Entities for certain claims, losses and expenses incurred by the Logistics Entities.
     In addition, Section 8(b) of the Underwriting Agreement (as defined in the Partnership Agreement) provides for the indemnification of the Registrant, the Company, Tesoro Corporation, Tesoro Refining and Marketing Company and Tesoro Alaska (collectively, the “Tesoro Parties”), the Company’s officers and directors, and any person who controls the Tesoro Parties, including indemnification for liabilities under the Securities Act.

     Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. As of the date of the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-171525), the Company will maintain directors and officers liability insurance for the benefit of its directors and officers.
Item 7. Exemptions from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

No.	Description
4.1	Certificate of Limited Partnership of Tesoro Logistics LP (incorporated by reference to Exhibit 3.1 to Tesoro Logistics LP’s Registration Statement on Form S-1 filed January 4, 2011 (File No. 333-171525)).

4.2	Certificate of Formation of Tesoro Logistics GP, LLC (incorporated by reference to Exhibit 3.3 to Tesoro Logistics LP’s Registration Statement on Form S-1 filed January 4, 2011 (File No. 333-171525)).

4.3	First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP (incorporated by reference to Exhibit 3.1 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.4	Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC (incorporated by reference to Exhibit 3.2 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.5#	Tesoro Logistics LP 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.7#	Tesoro Logistics LP 2011 Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.16 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

4.8#	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Phantom Unit Award (Employee time-vesting award) (incorporated by reference to Exhibit 10.17 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

4.9#	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Phantom Unit Award (Non-employee director award) (incorporated by reference to Exhibit 10.18 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith.

#	Compensatory plan, contract or arrangement

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 29, 2011.

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
its General Partner

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints G. Scott Spendlove and Charles S. Parrish, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory J. Goff Gregory J. Goff	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 29, 2011

/s/ G. Scott Spendlove G. Scott Spendlove	Director, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2011

/s/ Phillip M. Anderson	Director and President	April 29, 2011
Phillip M. Anderson

/s/ Charles S. Parrish Charles S. Parrish	Director, Vice President, General Counsel and Secretary	April 29, 2011

Raymond J. Bromark	Director

INDEX TO EXHIBITS

No.	Description
4.1	Certificate of Limited Partnership of Tesoro Logistics LP (incorporated by reference to Exhibit 3.1 to Tesoro Logistics LP’s Registration Statement on Form S-1 filed January 4, 2011 (File No. 333-171525)).

4.2	Certificate of Formation of Tesoro Logistics GP, LLC (incorporated by reference to Exhibit 3.3 to Tesoro Logistics LP’s Registration Statement on Form S-1 filed January 4, 2011 (File No. 333-171525)).

4.3	First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP (incorporated by reference to Exhibit 3.1 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.4	Amended and Restated Limited Liability Company Agreement of Tesoro Logistics GP, LLC (incorporated by reference to Exhibit 3.2 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.5#	Tesoro Logistics LP 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Tesoro Logistics LP’s Current Report on Form 8-K filed April 29, 2011 (File No. 001-35143)).

4.7#	Tesoro Logistics LP 2011 Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.16 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

4.8#	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Phantom Unit Award (Employee time-vesting award) (incorporated by reference to Exhibit 10.17 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

4.9#	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Phantom Unit Award (Non-employee director award) (incorporated by reference to Exhibit 10.18 to Amendment No. 4 to Tesoro Logistics LP’s Registration Statement on Form S-1, filed April 4, 2011 (File No. 333-171525)).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith.

#	Compensatory plan, contract or arrangement